                                                                    EXHIBIT 12.1

                                AMAX GOLD INC.
               COMPUTATION OF RATIO OR EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                         1996          1995        1994          1993          1992
                                       ---------     ---------   ---------     ----------    ---------
Income (loss) before cumulative
 effect of accounting changes
 and discontinued operations           $ (44,200)    $ (23,900)  $ (49,600)    $ (122,800)   $  18,000
Interest expense(1)                        6,900         7,400       8,900          8,500        2,300
Interest portion of rental expense           400           200         500            600          200
Amortization of capitalized interest         200             0           0          2,600            0
Minority interest                              0             0      (1,100)        (1,100)           0
Equity income (loss)                           0             0           0              0            0
Pre-tax minority interest income (loss)        0             0           0              0            0
                                       ---------     ---------   ---------     ----------    ---------
Total income (loss)                    $ (36,700)    $ (16,300)  $ (41,300)    $ (112,200)   $  20,500
                                       =========     =========   =========     ==========    =========
Fixed charges
 Interest (2)                          $  29,700     $  13,300   $   9,100     $    9,000    $   6,500
 Interest portion of rental expense          400           200         500            600          200
                                       ---------     ---------   ---------     ----------    ---------
Total fixed charges                    $  30,100     $  13,500   $   9,600     $    9,600    $   6,700
                                       =========     =========   =========     ==========    =========

Preferred stock dividend
 (tax effected)                        $   6,900     $   6,900   $   1,800     $        0    $       0
                                       ---------     ---------   ---------     ----------    ---------

Combined fixed charges &
 preferred stock dividends             $  37,000     $  20,400   $  11,400     $    9,600    $   6,700
                                       =========     =========   =========     ==========    =========

Ratio of earnings to fixed charges            (3)           (3)         (3)            (3)        3.06
                                       =========     =========   =========     ==========    =========

(1)  Includes both capitalized interest and amortization of debt expenses.
(2)  Excludes capitalized interest.
(3) Earnings for the years ended December 31, 1996, 1995, 1994 and 1993 were inadequate to cover fixed charges by $73,700, $36,700, $52,700 and $121,800, respectively.